Exhibit 99.1

For Further Information: R. Troy Dewar, CFA Director, Investor Relations (203) 740-5610 tdewar@photronics.com

Press Release

Photronics Reports Second Quarter Fiscal 2016 Results

•	Second quarter sales were $122.9 million, down 3% compared with last year

•	Net income of $11.9 million ($0.16 per diluted share) includes net, non-recurring tax benefit of $3.0 million ($0.03 per diluted share)

•	FPD sales increased 36% year-over-year, with high-end FPD sales up 66%; investing $40 million through 2017 in additional FPD capacity and capability

•	Reduced total debt $60 million and grew net cash $23 million sequentially, providing additional financial strength and flexibility to fund growth

•	Third quarter 2016 guidance: sales between $118 and $128 million; diluted EPS between $0.10 and $0.18

BROOKFIELD, Connecticut – May 18, 2016 — Photronics, Inc. (NASDAQ:PLAB), a worldwide leader in supplying innovative imaging technology solutions for the global electronics industry, today reported financial results for fiscal 2016 second quarter ended May 1, 2016.

Second quarter sales were $122.9 million, down 3% compared with last year and 5% sequentially. Sales of flat panel display (FPD) photomasks were $32.0 million, up 36% compared with last year and 6% sequentially, while sales of integrated circuits (IC) photomasks were $90.9 million, down 12% from the same period last year and 9% from last quarter. Net income attributable to Photronics, Inc. shareholders was $11.9 million ($0.16 per diluted share) and included a net, non-recurring tax benefit of $3.0 million ($0.03 per diluted share) primarily related to the recognition of certain tax benefits in Taiwan, compared with $10.1 million ($0.14 per diluted share), for the second quarter of 2015.

"FPD sales remained extremely strong this quarter, as customers continue to release new, innovative products, such as AMOLED displays for mobile applications, and our capacity remains sold out," stated Peter Kirlin, chief executive officer. "Unfortunately, the strong demand for FPD masks was not enough to offset softer IC demand, especially at the high-end, causing overall sales to fall and profit margins to slip. On the positive side, we generated cash from operations and reduced total debt by $60 million, primarily due to the redemption of our convertible debt. Additionally, subsequent to quarter-end, we received the anticipated $93 million payment from Micron for the termination of our JV in early May. With the strong balance sheet and based upon the current and anticipated demand for FPD, we are investing approximately $40 million through 2017 in additional FPD capability and capacity, which should enable sales growth by mid-2017. This is just one example of the type of investments we are planning over the next several years to continue to profitably grow our business."

Year-to-date Results

Year-to-date sales were $252.9 million, up 1% compared with last year. Sales of IC photomasks were down 7%, while sales of FPD photomasks increased 37%. GAAP net income attributable to Photronics, Inc. shareholders was $32.9 million ($0.44 per diluted share), compared with $13.9 million ($0.21 per diluted share) in 2015. Non-GAAP net income attributable to Photronics, Inc. shareholders was $21.1 million ($0.29 per diluted share), compared with $14.8 million ($0.22 per diluted share) in 2015.

Third Quarter 2016 Guidance

Kirlin continued, “Industry data points and customer commentary continue to support increasing IC logic demand for the second half of the year. However, with the termination of our joint venture with Micron earlier this month, we do anticipate lower demand from them. FPD should remain strong as the industry launches new high-end products.” For the third quarter of 2016, Photronics expects revenues to be between $118 million and $128 million and net income attributable to Photronics, Inc. shareholders to be between $0.10 and $0.18 per diluted share.

Non-GAAP Financial Measures

Non-GAAP net income attributable to Photronics, Inc. shareholders and non-GAAP earnings per share are "non-GAAP financial measures," as such term is defined by the Securities and Exchange Commission, and may differ from non-GAAP financial measures used by other companies. The attached financial supplement reconciles non-GAAP financial information with Photronics, Inc.'s financial results under GAAP. Photronics, Inc. believes that non-GAAP net income attributable to Photronics, Inc. shareholders and non-GAAP earnings per share that exclude certain non-cash or non-recurring income or expense items are useful for analysts and investors to evaluate Photronics, Inc.'s future on-going performance because they enable a more meaningful comparison of Photronics, Inc.'s projected earnings and performance with its historical results of prior periods. These non-GAAP metrics, in particular non-GAAP net income attributable to Photronics, Inc. shareholders and non-GAAP earnings per share, are not intended to represent funds available for Photronics, Inc.'s discretionary use and are not intended to represent, or be used as a substitute for, operating income, net income or cash flows from operations data as measured under GAAP. The items excluded from these non-GAAP metrics, but included in the calculation of their closest GAAP equivalent, are significant components of the consolidated statements of operations and must be considered in performing a comprehensive assessment of overall financial performance. Non-GAAP financial information is adjusted for the following items:

•	Net, non-recurring tax benefit related to the recognition of certain tax benefits in Taiwan

•	Non-recurring net gain on sale of investment in fiscal 2016

•	Financing expenses in fiscal 2015 related to the exchange of convertible senior notes

The presentation of this financial information should not be considered in isolation from, or as a substitute for the financial information prepared and presented in accordance with accounting principles generally accepted in the United States. The attached financial supplement reconciles non-GAAP financial information with Photronics, Inc.'s financial results under GAAP.

Conference Call

A conference call with investors and the media to discuss these results is scheduled for 8:30 a.m. Eastern time on Wednesday, May 18, 2016. The call can be accessed by logging onto Photronics' web site at www.photronics.com The live dial-in number is (877) 377-7095 or (408) 774-4601 outside of the United States and Canada. The call will be archived on Photronics’ web site for instant replay access.

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About Photronics

Photronics is a leading worldwide manufacturer of photomasks. Photomasks are high precision quartz plates that contain microscopic images of electronic circuits. A key element in the manufacture of semiconductors and flat panel displays, photomasks are used to transfer circuit patterns onto semiconductor wafers and flat panel substrates during the fabrication of integrated circuits, a variety of flat panel displays and, to a lesser extent, other types of electrical and optical components. They are produced in accordance with product designs provided by customers at strategically located manufacturing facilities in Asia, Europe, and North America. Additional information on the Company can be accessed at www.photronics.com

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements made by or on behalf of Photronics, Inc. and its subsidiaries (the Company). The forward-looking statements contained in this press release and other parts of Photronics’ web site involve risks and uncertainties that may affect the Company’s operations, markets, products, services, prices, and other factors. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental, and technological factors as well as decisions we may make in the future regarding our business, capital structure and other matters. These forward-looking statements generally can be identified by phrases such as “believes”, “expects”, “anticipates”, “plans”, “projects”, and similar expressions.  Accordingly, there is no assurance that the Company’s expectations will be realized. For a fuller discussion of the factors that may affect the Company's operations, see "Forward Looking Statements" in the Company's Quarterly and Annual Reports to the Securities and Exchange Commission on Forms 10-Q and 10-K. The Company assumes no obligation to provide revisions to any forward-looking statements.